File Number: 57562-27

Web site: www.langmichener.com

June 20, 2008

Uranium Energy Corp.
9801 Anderson Mill Road, Suite 230
Austin, Texas
78750

Dear Sirs/Mesdames:

Uranium Energy Corp. - Registration Statement of Form S-1

We have acted as counsel to Uranium Energy Corp. (the "Company") in connection with the Company's amended registration statement on Form S-1 (the "Registration Statement") dated June 20, 2008, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of the following shares of common stock of the Company for resale by the selling shareholders named in the Registration Statement (the "Selling Shareholders"):

  1,800,000 shares of common stock (the "Purchaser Shares") issued pursuant to an unregistered private placement of units (the "Private Placement");

  1,800,000 shares of common stock (the "Purchaser Warrant Shares") that may be acquired upon the exercise of 1,800,000 common stock purchase warrants (the "Purchaser Warrants") issued pursuant to the Private Placement;

  750,000 shares of common stock (the "2006 Warrant Shares") that may be acquired upon the exercise of 750,000 common stock purchase warrants (the "2006 Warrants") issued pursuant to a private placement of units (the "2006 Private Placement"); and

  202,446 shares of common stock (the "Penalty Warrant Shares") that may be acquired upon the exercise of 202,446 common stock purchase warrants (the "Penalty Warrants") issued in connection with the Private Placement.

On December 12, 2007, the Company issued an aggregate of 1,800,000 units (each a "Unit") pursuant to the Private Placement, at a price of $3.75 per Unit, with each Unit consisting of one Purchaser Share and one Purchaser Warrant. Each Purchaser Warrant entitles the holder to purchase one Purchaser Warrant Share at a price of $4.25 per share. The Purchaser Warrants are exercisable for a period of one year from the date of issuance.

In May 2006, the Company issued an aggregate of 1,500,000 units (the "2006 Units") pursuant to the 2006 Private Placement, with each 2006 Unit comprised of one share of common stock and one-half of one 2006 Warrant, with each full 2006 Warrant entitling the holder to purchase one 2006 Warrant Share at a price of $2.50 per 2006 Warrant Share until April 20, 2007. The shares and 2006 Warrant Shares issued pursuant to the 2006 Private Placement were registered with the SEC pursuant to a registration statement on Form SB-2 filed October 4, 2006 and declared effective October 23, 2006. The Company subsequently extended the expiry period of the 2006 Warrants from April 20, 2007 to March 31, 2008.

Under the Registration Rights Agreement relating to the Private Placement, in the event that the Registration Statement is not declared effective by the Securities and Exchange Commission on or before April 12, 2008, on that date and for each 30 calendar day period (or partial period thereof) until the Registration Statement is declared effective, the Company agreed to issue to each purchaser of Units one one-hundredth of a Penalty Warrant to acquire shares of our common stock for each $1.00 in aggregate funds paid by the purchaser for our securities, exercisable at a price of $4.25 per share, expiring two years from the date of issuance thereof.

In rendering the opinion set forth below, we have reviewed:

  the Registration Statement dated June 20, 2008;

  the Company's Articles of Incorporation;

  the Company's Bylaws;

  certain records of the Company's corporate proceedings, including resolutions of the directors approving the transactions described above;

  the subscription agreements entered into between the Selling Shareholders and the Company;

  the respective forms of the certificates representing the Warrants and the 2006 Warrants;

  certified copies of consent resolutions of the directors of the company, executed by Amir Adnani, President of the Company;

  an Officer's Certificate executed by Amir Adnani on June 20, 2008; and

  such other documents as we have deemed relevant.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

  the Purchaser Shares held by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company's common stock;

  upon exercise of the Purchaser Warrants in accordance with their respective terms (including, without limitation, the payment of the exercise price for the Purchaser Warrant Shares), the Purchaser Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company's common stock;

  upon exercise of the 2006 Warrants in accordance with their respective terms (including, without limitation, the payment of the exercise price for the 2006 Warrant Shares), the 2006 Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company's common stock; and

  upon exercise of the Penalty Warrants in accordance with their respective terms (including, without limitation, the payment of the exercise price for the Penalty Warrant Shares), the Penalty Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company's common stock.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

  at the time of the exercise of the Purchaser Warrants, the 2006 Warrants and the Penalty Warrants, there will be a sufficient number of authorized but not issued shares of the Company's common stock to permit the issuance of the Purchaser Warrant Shares, the 2006 Warrant Shares and the Penalty Warrant Shares;

  the foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company;

  we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect; and

  we have assumed that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm's name in the section of the Registration Statement and the prospectus included therein entitled "Legal Matters".

Yours truly,

"Lang Michener LLP"